                       STOCK AND ASSET PURCHASE AGREEMENT


      This STOCK AND ASSET PURCHASE AGREEMENT (the "Agreement") is made and entered into as of the 3rd day of August, 1998 by and among ALPHABET CITY SPORTS RECORDS, INC., a New York corporation ("Sports"); ALPHABET CITY INDUSTRIES, INC., a New York corporation ("Industries" and together with Sports, the "Companies"); Kenneth Dichter, an individual residing at 300 East 75th Street, New York; Jesse Itzler, an individual residing at 235 West 75th Street, New York (each a "Seller" and together with Industries, the "Sellers"); THE MARQUEE GROUP, INC. ("Marquee"), a Delaware corporation and MARQUEE RECORDS, INC., a Delaware corporation having its principal place of business in New York, New York (the "Buyer"):

      WHEREAS, Messrs. Dichter and Itzler own beneficially and of record all of the issued and outstanding shares of stock (the "Shares") of Sports; and

      WHEREAS, the Companies conduct all of the activities of Dichter and Itzler in the recorded music and marketing industries other than Itzler's activities as an independent producer of third party artists and as a music writer for projects in the traditional recorded music industry for general release (the "Business"); and

      WHEREAS, Dichter and Itzler do not receive any income related to the Business from any source other than the Companies (except as set forth herein); and

      WHEREAS, the Sellers desire to sell to the Buyer and the Buyer desires to purchase from the Sellers all of the issued and outstanding Shares of Sports and substantially all of the assets of Industries.

      NOW THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, and upon the terms and subject to the conditions hereinafter set forth, the parties hereby agree as follows:


                                     ARTICLE 1
                                 PURCHASE AND SALE

      1.1 Purchase and Sale of Shares of the Companies. On the Closing Date (as defined in SECTION 3.1), Dichter and Itzler shall sell to the Buyer, and the Buyer shall purchase from Dichter and Itzler, the Shares for the Purchase Price (as defined in SECTION 2.1) specified herein. At the Closing (as defined in SECTION 3.1), Dichter and Itzler shall deliver to the Buyer certificates representing all of the Shares which are required to be delivered or are otherwise deliverable by Dichter and Itzler pursuant hereto duly endorsed in blank for transfer or accompanied by duly executed stock powers assigning such Shares in blank, and the Buyer shall deliver to Dichter and Itzler the Stock Purchase Price in accordance with ARTICLE 2 below. The shares shall be delivered free and clear of all liens and encumbrances other than those set forth on the Financial Statements (as defined below). In the event that it is determined, at any time prior to or after the Closing, that any assets related to the Business or any contractual relationships related to the Business are owned or are in the name of any person or corporation other than the Companies, this Agreement shall, at the sole and exclusive option of the Buyer, be deemed an agreement to acquire such other corporations, assets or contracts without any additional consideration therefore.

      1.2 Transfer of Assets. Subject to the terms and conditions set forth in this Agreement, at the Closing (as defined herein) Industries shall sell, convey, assign, transfer and deliver to the Buyer, and the Buyer shall purchase, acquire and take delivery of, all of the assets of Industries (the "Assets"), other than the Excluded Assets (as defined below).

      The Assets shall be transferred to Buyer free and clear of all debts, security interests, mortgages, trusts, claims, pledges, conditional sales agreements or other liens, liabilities and encumbrances whatsoever, other than informational filings made by equipment lessors under the Uniform Commercial Code.

      1.3 Excluded Assets. Notwithstanding anything to the contrary contained herein, it is expressly understood and agreed that the Assets shall not include the following assets along with all rights, title and interest therein which shall be referred to as the "Excluded Assets":

      1.3.1 all tangible and intangible personal property disposed of or consumed in the ordinary course of business between the date of this Agreement and the Closing Date, or as permitted under the terms hereof;

      1.3.2 all Contracts that have terminated or expired prior to the Closing Date in the ordinary course of business or as permitted hereunder;

      1.3.3 Industries' corporate seal, minute books, charter documents, corporate stock record books and such other books and records as pertain to the organization, existence or share capitalization of Industries and such records as are necessary to enable Industries to file its tax returns and reports as well as any other records or materials relating to Industries generally and not involving specific aspects of the Business;

      1.3.4 all pension, profit sharing or cash or deferred (Section 401(k)) plans and trusts and the assets thereof and any other employee benefit plan or arrangement and the assets thereof, if any, maintained by Industries; and

      1.3.5 any books and records relating to any of the foregoing, including, but not limited to, tax returns.

1.4 Assumption of Liabilities. Subject to the provisions of this SECTION 1.4, on the Closing Date, Buyer shall only assume and undertake to pay, satisfy or discharge the liabilities, obligations and commitments of Industries arising under (i) the Real Estate Contracts and the Contracts described more fully in SECTIONS 7.9 AND 7.10; (ii) all other contracts of Industries arising in the ordinary course of business and consistent with past practices between the date hereof and the Closing Date; (iii) any other contracts entered into between the date hereof and the Closing Date which Buyer expressly agrees in writing to assume; and (iv) all liabilities of Industries as set forth on the Financial Statements as well as those incurred in the ordinary course of business consistent with the terms hereof and set forth on SCHEDULE 7.16 and for taxes as set forth herein. All of the foregoing liabilities and obligations shall be referred to herein collectively as the "Assumed Liabilities". Except as set forth in this SECTION 1.4, Buyer expressly does not, and shall not, assume or be deemed to assume, under this Agreement or otherwise by reason of the transactions contemplated hereby, any liabilities, obligations or commitments of Industries of any nature whatsoever. Without limiting the generality of the foregoing, except as set forth in this SECTION 1.4 Buyer shall not assume or be liable for any liability or obligation of Industries arising out of any contract of employment, collective bargaining agreement, insurance, pension, retirement, deferred compensation, incentive bonus or profit sharing or employee benefit plan or trust, or any judgment, litigation, proceeding or claim by any person or entity relating to Industries prior to the Closing Date, whether or not such judgment, litigation, proceeding or claim is pending, threatened or asserted before, on or after the Closing Date.



                                     ARTICLE 2
                                   CONSIDERATION

      2.1 Purchase Price. The aggregate consideration (the "Purchase Price") for the Shares shall be 200,000 shares of Common Stock of Marquee (the "Stock Purchase Price") and for the transfer of the Assets shall be Three Million Dollars ($3,000,000) plus the assumption of the

Assumed Liabilities, subject to the adjustments set forth below. The parties hereto agree to file their respective tax returns consistent with this Section with such amendments thereto as either party shall be directed by the Internal Revenue Service to submit. The Buyer and Industries hereby agree to execute at the Closing Federal Form 8594 in conformity with Section 1060 of the United States Internal Revenue Code.

      2.2 Payment. At the Closing, the Buyer shall (i) cause to be delivered to each of Dichter and Itzler for the Shares, 100,000 shares of common stock of Marquee (the "Common Stock"), and (ii) pay to Industries, by wire transfer in immediately available funds, the sum of Three Million Dollars ($3,000,000) (the "Cash Purchase Price"). Notwithstanding the foregoing, Industries may demand, upon thirty (30) days written notice prior to the anticipated Closing Date, that Buyer deliver 200,000 shares of Common Stock, valued at the twenty (20) trading day average closing price of the Common Stock as reported in the Wall Street Journal, in lieu of that value of the Cash Purchase Price. The Common Stock shall, when issued, be fully paid and non-assessable and free of preemptive or similar rights.

      2.3 Additional Industries Consideration. In addition to the amounts set forth above, the Buyer or Marquee shall, upon the occurrence of the following conditions, pay to Industries the following amounts as deferred consideration for the Assets (the "Additional Consideration"):

      2.3.1 If in any one (1) full fiscal year during the first three (3) full fiscal years following the Closing (the "Measuring Period"), the Buyer's EBIT (as defined below), determined by the Buyer's Chief Financial Officer in accordance with Generally Accepted Accounting Principles ("GAAP"), from the operation of the Companies by the Buyer (the "Measuring Amount") is at least $ 1.5 million, then the Buyer or Marquee shall pay to Industries an additional $2 million within ninety (90) days following the end of the fiscal year in which such test is met.

      2.3.2 If in any one (1) full fiscal year during the Measuring Period, the Measuring Amount is at least $2.25 million, then the Buyer or Marquee shall pay to Industries an additional $4 million, less any amounts paid pursuant to paragraph (2.3.1) above, within ninety (90) days following the end of the fiscal year end in which such test is met.

      2.3.3 If during the first five (5) full fiscal years following the Closing the cumulative EBIT from the operations of the Companies by the Buyer is at least $ 10 million, then in addition to the amounts set forth above, the Buyer or Marquee shall pay to Industries an additional $5 million within ninety (90) days following the end of the fiscal year in which such test is met.

      2.3.4 If in any one (1) full fiscal year during the Measuring Period, the Measuring Amount is at least $3 million; or, if during the first five (5) full fiscal years following the Closing the cumulative EBIT from the operations of the Companies by the Buyer is at least $ 12 million and EBIT is at least $3 million during either of the fourth or fifth full years following the Closing, then the Buyer or Marquee shall pay to Industries an additional $ 16 million, less any amounts paid pursuant to paragraphs (2.3.1), (2.3.2) and (2.3.3) above, within ninety (90) days following the end of the fiscal year in which such test is met.

      2.3.5 If the cumulative EBIT from the operations of the Companies by the Buyer result in EBIT over $25 million during the first five (5) full fiscal years following the Closing, then in addition to the amounts set forth above, the Buyer or Marquee shall pay to Industries 2x the amount of such EBIT which is greater than $20 million.

      2.3.6 For the purposes hereof, EBIT shall be defined as Buyer's annual revenues (exclusive of income on extraordinary items and income from the disposition of assets) before interest (income and/or expense) and taxes on income, and less actual overhead and operating expenses of the Buyer, prepared in accordance with generally accepted accounting principles consistently applied. In addition, Buyer's revenues for purposes of calculating EBIT will be reduced by a charge for an allocation from Marquee for finance and general and administrative expenses on an annual basis. Such allocation will be based upon the ratio of Buyer's revenues to Marquee's consolidated revenues, but in no event will exceed $100,000 for 1999 and $125,000 for 2000 and beyond. Buyer will not be allocated any cost of Marquee executive officer compensation, or costs related to litigation not pertaining to Buyer.

      2.3.7 Within ninety (90) days of the end of each of the first five (5) full fiscal years after the Closing, the Buyer shall deliver to Industries a notice specifying the Companies' EBIT for such fiscal year, showing in reasonable detail the computation thereof.

      2.3.8 Buyer's computation of any payment under this Section 2.3 shall be conclusive and binding upon the parties hereto unless, within six (6) months following Industries' receipt of the aforedescribed schedule and financial information, Industries notifies Buyer in writing (the "Notice") that it disagrees with Buyer's computation of the Companies' EBIT. The Notice by Industries shall include a schedule setting forth Industries' computation of the Companies' EBIT, together with a copy of any financial information, other than that previously supplied by Buyer to Industries, used in making Industries' computation. Buyer agrees that Industries or its designees shall have a right to inspect and make extracts of Buyer's books and records so that Industries can make a determination hereunder.

      2.3.9 Industries' computation of the Company's EBIT shall be conclusive and binding upon the parties hereto unless, within fifteen (15) business days following Buyer's receipt of the Notice, Buyer notifies Industries in writing that it disagrees with Industries' computation of the Companies' EBIT. If Buyer disagrees with Industries' computation of the Companies' EBIT, Buyer and Industries shall request a national firm of independent certified public accountants, mutually agreeable to Buyer and Industries, compute the amount of Companies' EBIT as promptly as possible, which computation shall be conclusive and binding upon Buyer and Industries. In the event that Buyer and Industries cannot agree on such a national firm of independent certified public accountants within thirty (30) days, then the name of a "Big 6" national accounting firm, exclusive of any such firm which is rendering or has within the past three years rendered services to Buyer or the Industries or their affiliates, shall be selected by lottery until one such firm is willing to compute the disputed payment for purposes of this Agreement. The expenses of any computation by any such national accounting firm selected by the Buyer and Industries to resolve computational disputes hereunder shall be borne equally by Buyer and Industries. Notwithstanding the foregoing, the expenses shall be borne by Buyer if its computation of EBIT is off by greater than 5% and shall be borne by Industries if its computation of EBIT is off by greater than 5%.

      2.3.10 In the event the amount of the Additional Consideration to be paid by Buyer or Marquee to Industries pursuant to the terms hereof is recomputed in accordance with the terms hereof, the adjustment to the amount of the Additional Consideration shall be paid by Buyer to Industries within three (3) business days after the date of final recomputation of such payment. If such final determination of the Additional Consideration shall exceed Buyer's original computation of such Additional Consideration by more than ten percent (10%), then the Additional Consideration shall also include interest on such difference from the date upon which the original computation was delivered by Buyer to Industries (the "Delivery Date") to the date of payment of the Additional Consideration, at a per annum rate equal of 8%.

                                   ARTICLE 3
                                    CLOSING

      3.1 Closing. Except as otherwise mutually agreed upon by the Sellers and the Buyer, the consummation of the transactions contemplated herein (the "Closing") shall occur simultaneously herewith.

                                     ARTICLE 4
                                   STOCK LEGEND

      4.1 Stock Legend. In addition to any legend imposed by applicable state securities laws or the certificate of incorporation of Marquee, the stock issued by Marquee pursuant to this Agreement, shall bear a restrictive legend stating substantially as follows:

            THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933 OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT.

      4.2 Additional Stock Legend. In addition, 50% of the stock issued by Marquee pursuant to the terms hereof, shall bear a restrictive legend stating substantially as follows:

            THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN OFFSET PROVISIONS SET FORTH IN THAT CERTAIN STOCK AND ASSET PURCHASE AGREEMENT BY AND AMONG ALPHABET CITY SPORTS RECORDS, INC., ALPHABET CITY INDUSTRIES, INC., KENNETH DICHTER, JESSE ITZLER, MARQUEE RECORDS, INC., AND THE MARQUEE GROUP, INC. (THE "AGREEMENT"). AS A RESULT OF THE OFFSET PROVISIONS IN THE AGREEMENT, SHARES NOT VOLUNTARILY SURRENDERED TO THE MARQUEE GROUP, INC. MAY BE CANCELED ON THE TRANSFER BOOKS OF

            THE MARQUEE GROUP, INC. WITHOUT NOTICE TO THE HOLDER HEREOF. TRANSFEREES OF THESE SHARES TAKE THESE SHARE SUBJECT TO SUCH CANCELLATION RIGHT.

            After the first anniversary of the Closing Date and at the request of any holder of any shares of Common Stock delivered pursuant to the terms hereof, and subject to any claims which the Buyer or Marquee may have against the Sellers pursuant to the terms hereof, Marquee shall remove the legend set forth in this Section 4.2. notwithstanding the foregoing, such shares of Common Stock shall not be deemed subject to any offset claim upon which an action has not been commenced within two (2) years of the receipt of first notice thereof and such stock shall be released as aforesaid.

                                   ARTICLE 5
            REPRESENTATIONS AND WARRANTIES OF THE BUYER AND MARQUEE

      The Buyer and Marquee hereby make the following representations and warranties to the Sellers, each of which is true and correct on the date hereof, shall remain true and correct to and including the Closing Date, shall be unaffected by any notice to the Sellers and shall survive the Closing to the extent set forth herein.

      5.1 Organization and Standing. Each of the Buyer and Marquee is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and will at Closing be duly qualified as a foreign corporation to do business in the State of New York and each other jurisdiction where the nature of their business requires such qualification and have the corporate power and authority to own the Shares and to carry on the business of the Companies as they are now being conducted and as proposed to be conducted by the Companies between the date hereof and the Closing Date.

      5.2 Authorization and Binding Obligation. Each of the Buyer and Marquee has all necessary power and authority to enter into and perform this Agreement and the transactions contemplated hereby, and to own the Shares and to carry on the business of the Companies as they are now being conducted. Marquee's and the Buyer's execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all necessary action on their part. This Agreement has been duly executed and delivered by Marquee and the Buyer, and this Agreement constitutes, and the other agreements to be executed in connection herewith will constitute, the valid and binding obligation of the Buyer and Marquee, enforceable in accordance with their terms, except as limited by laws affecting the enforcement of creditors' rights or equitable principles generally.

      5.3 Absence of Conflicting Agreement or Required Consents. The execution, delivery and performance of this Agreement by the Buyer and Marquee: (a) does not require the consent of any third party; (b) will not violate any applicable law, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority to which the Buyer and/or Marquee are a party or by which either are bound; (c) will not, either alone or with the giving of notice or the passage of time, or both, conflict with, constitute grounds for termination of or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, agreement, instrument, license or permit which the Buyer and/or Marquee are now subject; and (d) will not result in the creation of any lien, charge or Encumbrance on any of the Common Stock.

      5.4 Litigation and Compliance with Law. Neither the Buyer or Marquee is subject to any judgment, award, order, writ, injunction, arbitration decision or decree which materially adversely affects the conduct of any of their businesses, and there is no litigation, arbitration, administration or other proceeding or, to the best of the Buyer's and Marquee's knowledge, investigation pending or any basis for any person to assert a claim or, to the best of the Buyer's or Marquee's knowledge, threatened against the Buyer or Marquee in any federal, state or local court, or before any administrative agency or arbitrator, or before any other tribunal duly authorized to resolve disputes, which would reasonably be expected to have a material adverse effect upon the business, property, assets or condition (financial or otherwise) of the Buyer or Marquee or which seeks to enjoin or prohibit, or otherwise questions the validity of, any action taken or to be taken pursuant to or in connection with this Agreement. Neither Marquee or the Buyer has received any notice asserting any non-compliance by either of them in connection with their business or operation with any applicable statute, rule or regulation, whether federal, state or local which could be expected to have a material adverse effect on either of them. To the best of their knowledge, the Buyer and Marquee are not in default with respect to any judgment, order, injunction or decree of any court, administrative agency or other governmental authority or any other tribunal duly authorized to resolve disputes in any respect material to the transactions contemplated hereby. To the best of their knowledge, the Buyer and Marquee are in compliance with all material laws, regulations and governmental orders applicable to the conduct of their business and operations and the present use of the assets does not violate any of such laws, regulations or orders.

      5.5 Investment Intent. The Buyer is acquiring the Shares solely for its own account and not with a view to sale or distribution thereof in violation of any securities laws. The Buyer acknowledges that the Shares are restricted securities under the Securities Act of 1933, as amended, and cannot be sold, transferred or conveyed without proper registration or an exemption from registration under the Securities Exchange Act of 1934, as amended and they will contain the same or a similar legend as is set forth in the first section of Section 4.1.

      5.6 Accuracy of Information. No written statement made by the Buyer or Marquee herein contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained therein or herein not misleading and there is no fact known to the Buyer or Marquee which relates to this Agreement which the Buyer or Marquee have not disclosed to the Sellers in writing which could materially adversely affect the Buyer or Marquee. To the extent that a representation or other information is made to the Buyer's or Marquee's knowledge or is otherwise qualified by its terms, this representation shall not be interpreted to expand such limitations or qualifications.

      5.7 Stock Ownership. Buyer is a wholly-owned subsidiary of Marquee and Marquee owns one hundred percent (100%) of the authorized and issued capital stock of Buyer.

      5.8 SEC Filings. Marquee has made all filings (collectively, the "Public Reports") with the Securities and Exchange Commission ("SEC") that it has been required to make under the Securities Act of 1933, as amended (the "1933 Act"), and the Securities Exchange Act of 1934 (the "1934 Act"). Each of the Public Reports has complied with the 1933 Act and the 1934 Act, as applicable, in all material respects. All registration statements ("Registration Statements") filed, and presently intended to be filed, by Marquee with the SEC, have complied and will comply with the 1933 Act in all material respects. None of the Public Reports or the Registration Statements, as the case may be, as of their respective dates, contained or will contain any untrue statement of a material fact, or omitted or will omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were or are to be made, not misleading.

      5.9 Tax Free Exchange. Buyer and Marquee acknowledge that in connection with the stock for stock exchange transaction between the Buyer, Kenneth Dichter and Jesse Itzler, Messrs. Itzler and Dichter are desirous that such stock for stock exchange constitute a tax free reorganization under Section 368(a)(1)(B) of the Internal Revenue Code of 1986 as amended (the "Code") and the regulations thereunder, so that no gain or loss will be recognized by them pursuant to Section 354(a)(1) of the Code. In furtherance thereof, Marquee represents that it is and will be at the time of Closing in control of the Buyer within the meaning of Section 368(c) of the Code. That after the Closing, Marquee has no current plan or intention to issue additional shares of stock of the Buyer that would result in Marquee losing control of the Buyer within the meaning of Section 368(c) of the Code. Marquee further represents that after the Closing, it has no current plan or intention to liquidate or make any extraordinary distribution in respect of the stock of the Buyer, to sell or otherwise dispose of the stock of the Buyer or to cause the Buyer to sell or otherwise dispose of the assets of Sports, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code. Marquee further represents that it currently intends to cause the Buyer to continue the historic business of Sports or use a significant portion of the historic business assets of Sports in a business.

                                     ARTICLE 6
               REPRESENTATIONS AND WARRANTIES OF DICHTER AND ITZLER

      Dichter and Itzler hereby make the following representations and warranties to the Buyer, each of which is true and correct on the date hereof, shall remain true and correct to and including the Closing Date, shall be unaffected by any notice to the Buyer other than in the Disclosure Schedule attached hereto and hereby made a part hereof and shall survive the Closing as provided in ARTICLE 16 hereof.

      6.1 No Other Interests. Other than as set forth on Schedule 6.1 of the Disclosure Schedule, Dichter and Itzler, directly or indirectly, individually or with others, do not own, manage, operate, control, participate in, perform consultation services for, and are not connected in any manner with the ownership, management, operation or control of any business similar to, or competitive with, the business of the Companies or any of their affiliates or subsidiaries. Except as otherwise set forth herein, all activities of Dichter and Itzler in the Business are conducted by the Companies. All income of Dichter and Itzler generated from the conduct of the Business is generated by the Companies.

      6.2 Ownership of Shares; Title. Dichter and Itzler are the owners of record and beneficially all of the Shares. Dichter and Itzler have not received any notice of any adverse claim to the ownership of the Shares, do not have any reason to know of any such adverse claim and are not aware of existing facts that would give rise to any adverse claim to the ownership of the Shares. The sale and delivery of the Shares to the Buyer pursuant to this Agreement shall vest in the Buyer legal and valid title to the Shares, free and clear of all liens, security interests, adverse claims or other encumbrances of any character whatsoever ("Encumbrances"), other than Encumbrances created by the Buyer and restrictions on resales of the Shares under applicable securities laws.

      6.3 Authorization and Binding Obligation. Dichter and Itzler have all power and authority to enter into and perform this Agreement and the transactions contemplated hereby. This

Agreement has been duly executed and delivered by Dichter and Itzler, and this Agreement constitutes, and the other agreements to be executed in connection herewith will constitute, the valid and binding obligation of Dichter and Itzler, enforceable in accordance with their terms, except as limited by laws affecting the enforcement of creditor's rights or equitable principles generally.

      6.4 Absence of Conflicting Agreements or Required Consents. The execution, delivery and performance of this Agreement by Dichter and Itzler:
(a) does not require the consent of any third party; (b) will not violate any applicable law, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority to which Dichter and Itzler are a party or by which they or the Shares are bound; (c) will not, either alone or with the giving of notice or the passage of time, or both, conflict with, constitute grounds for termination of or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, agreement, instrument, license or permit to which Dichter and Itzler or the Shares are now subject; and (d) will not result in the creation of any lien, charge or Encumbrance on any of the Shares.

      6.5 Continuation of Companies' Business. Neither Dichter or Itzler knows of any reason whatsoever why the Buyer would not be able to enjoy all of the benefits, rights, title and interest of the Companies under all of the Contracts (as defined below).

      6.6 Investment Intention. Dichter and Itzler are acquiring the Common Stock for investment and not with a view to dispose of their Common Stock to be issued pursuant to the terms hereof.

                                     ARTICLE 7
                          REPRESENTATIONS AND WARRANTIES
                                  OF THE SELLERS

      The Sellers,jointly and severally, hereby make the following representations and warranties to the Buyer, each of which is true and correct on the date hereof, shall remain true and correct to and including the Closing Date, shall be unaffected by any notice to the Buyer other than in the Disclosure Schedule and shall survive the Closing as provided in ARTICLE 16 hereof. Anything disclosed in this Agreement or any of the Disclosure Schedules shall be deemed to be disclosed for all other purposes hereof.

      7.1 Organization and Standing. Each of the Companies is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and are not required to qualify to transact business in any other jurisdiction and has the corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and as proposed to be conducted by the Companies between the date hereof and the Closing Date. SCHEDULE 7.1 of the Disclosure Schedule sets forth a complete and correct list of all jurisdictions in which each of the Companies is incorporated and qualified or licensed to do business. The Seller has heretofore delivered to the Buyer complete and correct copies of the Certificate of Incorporation and By-laws (or other similar charter documents) of each of the Companies.

      7.2 Authorization and Binding Obligation. Industries has the corporate power and authority to enter into and perform this Agreement and the transactions contemplated hereby, and Industries' execution, delivery and performance of this Agreement, and the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on its part. This Agreement has been duly executed and delivered by Industries, and this Agreement constitutes, and the other agreements to be executed in connection herewith will constitute, the valid and binding obligation of Industries, enforceable in accordance with their terms, except as limited by laws affecting the enforcement of creditor's rights or equitable principles generally.

      7.3 Capitalization. SCHEDULE 7.3 of the Disclosure Schedule sets forth a complete and correct list of the authorized and issued capital stock of each of the Companies including the registered holder of each of the Shares. All outstanding Shares have been duly authorized and validly issued, are fully paid and non-assessable and were not issued in violation of any pre-emptive rights. Except as set forth on Schedule 7.3 of the Disclosure Schedule, there is outstanding no security, option, warrant, right, call, subscription, agreement, commitment or understanding of any nature whatsoever, fixed or contingent, that directly or indirectly (i) calls for the issuance, sale, pledge or other disposition of any Shares or of any capital stock of the Companies or any securities convertible into, or other rights to acquire, any such Shares or other capital stock of the Companies; or (ii) obligates the Companies or the Sellers to grant, offer or enter into any of the foregoing; or (iii) relates to the voting or control of such Shares, capital stock, securities or rights. No person has any right to require the Companies to register any of its securities under the Securities Act of 1933 as amended.

      7.4 Absence of Conflicting Agreements or Required Consents. The execution, delivery and performance of this Agreement by the Sellers: (a) does not require the consent of any third party; (b) will not violate any applicable law, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority to which any of the Companies is a party; (c) will not, either alone or with the giving of notice or the passage of time, or both, conflict with, constitute grounds for termination of or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, agreement, instrument, license or permit to which any of the Companies is now subject; and (d) will not result in the creation of any lien, charge or Encumbrance on any of the Shares.

      7.5 Government Authorizations. SCHEDULE 7.5 of the Disclosure Schedule contains a true and complete list of all material licenses, permits or other authorizations from governmental and regulatory authorities which are required for the lawful conduct of the business and operations of the Companies in the manner and to the full extent they are presently conducted. The Companies are the authorized legal holders of the licenses, permits and authorizations listed in SCHEDULE 7.5 of the Disclosure Schedule, none of which is subject to any restrictions or condition which would limit in any respect the full operation of the Companies as now operated.

      7.6 Subsidiaries. The Companies do not own any equity ownership interest, directly or indirectly, in any person, corporation or other entity.

      7.7 Taxes. The Companies have filed all federal, state, local and foreign income, franchise, sales, use, property, excise, payroll and other tax returns required by law and have paid in full all taxes, estimated taxes, interest, assessments, and penalties due and payable (other than those payable for current periods without interest or penalty). All returns and forms which have been filed have been true and correct in all material respects, and no tax or other payment in a material amount other than as shown on such returns and forms is required to be paid and has been paid by the Companies (other than those payable for current periods without interest or penalty). The Buyer and Marquee hereby agree that they shall not amend Sports' pre-closing income tax returns if such amendment would result in a larger tax liability without the prior written consent of Dichter and Itzler. There are no present disputes as to taxes of any nature payable by the Companies. The Sellers hereby indemnify, defend, and hold the Buyer harmless with respect to any and all demands, claims, actions, suits, proceedings, assessments, judgments, costs, losses (including adjustments to any tax loss carry forwards), damages, liabilities and expenses (including, without limitation, reasonable attorney's and accountant's fees), asserted against, resulting from, imposed upon or incurred by the Buyer directly or indirectly relating to or arising out of the filing of or the failure to file any tax return or form with any tax authority. The representations and warranties and the indemnity contained in this SECTION 7.7 shall survive the Closing to the full extent of any applicable statute of limitations, including any voluntary extensions thereof, (the "Tax Claim Period") following the Closing Date, and upon the expiration of such period shall lapse and be of no further effect. Subject to Section 16.5 hereof, the Buyer shall have the right to offset against, at the discretion of the Sellers (provided that if no decision is made by the Sellers, then the discretion shall be the Buyers), any portion of any payments required to be made pursuant to
Section 2.3 above or against shares of the Common Stock delivered pursuant to the terms hereof, any sums which the Sellers shall become obligated to pay to the Buyer pursuant to a claim made under this Section during the Tax Claims Period.

      7.8 Personal Property. SCHEDULE 7.8 of the Disclosure Schedule contains a list of all material tangible personal property and assets owned or held by the Companies (the "Personal Property"). Except as disclosed in SCHEDULE 7.8 of the Disclosure Schedule, and except as may be subject to lease agreements of the Companies specifically identified in
SCHEDULE 7.10 of the Disclosure Schedule, the Companies own and have, and will have on the Closing Date, good and marketable title to all such property (and to all other tangible and intangible personal property and assets to be transferred to the Buyer hereunder), and none of such property is, or at the Closing will be, subject to any security interest, mortgage, pledge, conditional sales agreement or other lien or encumbrance other than as set forth in the Disclosure Schedule. All of the items of the tangible personal property and assets included in the Disclosure Schedule are in all respects in good operating condition (ordinary wear and tear excepted) and are available for immediate use. The properties listed in the Disclosure Schedule include all such properties used and necessary to conduct in all material respects the business and operations of the Companies as now conducted.

      7.9 Real Property. SCHEDULE 7.9 of the Disclosure Schedule contains a complete and accurate list of all real property leased by the Companies (collectively the "Real Estate Contracts"). The Companies own no real property. The Real Estate Contracts listed in the Disclosure Schedule constitute valid and binding obligations of the Companies and, to the best of the Sellers' knowledge, of all other persons purported to be parties thereto and are in full force and effect as of the date hereof and will on the Closing Date constitute valid and binding obligations of the Companies and, to the best of the Sellers' knowledge, of all other persons purported to be parties thereto and shall be in full force and effect. Except as set forth in the Disclosure Schedule, none of the Companies is in default under any of the material terms of such Real Estate Contracts and none has received or given written notice of any default thereunder from or to any of the other parties thereto and will not have received any such notice at or prior to the Closing.

      7.10 Contracts. SCHEDULE 7.10 of the Disclosure Schedule lists and describes the material terms of all written and oral contracts as of the date of this Agreement to which the Companies are a party (the "Contracts").

      7.11 Status of Contracts. Except as noted in SCHEDULE 7.10 of the Disclosure Schedule, the Sellers have delivered to the Buyer true and complete copies of all written Contracts, including any and all amendments and other modifications to such Contracts. All Contracts are valid, binding and enforceable by the Companies in accordance with their respective terms, except as limited by laws affecting creditors' rights or equitable principles generally. The Companies have all complied in all material respects with all Contracts and are not in default beyond any applicable grace periods under any of the Contracts, and, to the best knowledge of Seller's, no other contracting party is in default under any of the Contracts. Except as otherwise set forth in the Disclosure Schedule, the Companies have full legal power and authority to assign their respective rights under the Contracts to Buyer in accordance with this Agreement on terms and conditions no less favorable than those in effect on the date hereof, and such assignment will not affect the validity, enforceability and continuity of any of the Contracts. As to those Contracts not capable of being assigned, transferred or conveyed so that Buyer will have all of the rights, title and interests of the Seller thereunder after the Closing, the Buyer shall obtain the consents of all parties thereto to the consummation of this transaction so that the Buyer shall have all rights, title and interests in such Contracts after the Closing.

      7.12 Environmental Matters. The Companies have not unlawfully disposed of any hazardous waste or hazardous substance in a manner which has caused, or could cause, the Buyer to incur a material liability under applicable law in connection therewith. To the best of the Sellers' knowledge, the Companies have complied in all material respects with all federal, state and local environmental laws, rules and regulations applicable to their operations. No hazardous waste has been disposed of by the Companies, and to the best of the Sellers' knowledge, no hazardous waste has been disposed of by any other person on the real estate owned or leased by the Companies. As used herein, the term "hazardous waste" shall mean as defined in the Resource Conservation and Recovery Act (RCRA) as amended and in the equivalent state statute under applicable law.

      7.13 Copyrights Trademarks and Similar Rights. SCHEDULE 7.13 of the Disclosure Schedule lists, in all material respects, all copyrights, publishing rights, trademarks, trade names, licenses, patents, permits and other similar intangible property rights and interests applied for, issued to or owned by the Companies or under which any of the Companies is a licensee or franchisee and used in the conduct of their business and operations. Except as set forth in the Disclosure Schedule, all of such rights and interests are issued to or owned by the Companies, or if licensed or franchised to the Companies, to the best of the Sellers' knowledge, are valid and in good standing and uncontested. The Sellers have delivered or made available to the Buyer copies of all material documents, if any, establishing such rights, licenses or other authority. The Companies have received no written notice and has no knowledge of any infringements or unlawful use of such property. The properties listed in
SCHEDULE 7.13 of the Disclosure Schedule include all such properties necessary to conduct in all material respects the business and operations of the Companies as now conducted.

      7.14 Personnel Information. SCHEDULE 7.14 of the Disclosure Schedule contains a true and complete list of all persons employed by the Companies, including a description of material compensation arrangements and employee benefit plans and a list of other terms of any and all agreements affecting such persons. Except as set forth in the Disclosure Schedule, the Companies have not received notification that any of the employees of the Companies who are listed in the Disclosure Schedule presently plan to terminate their employment, whether by reason of the transactions contemplated hereby or otherwise.

             7.14.1 None of the Companies is a party to any contract with any labor organization, nor have any of the Companies agreed to recognize any union or other collective bargaining unit, nor has any union or other collective bargaining unit been certified as representing any of the Companies' employees. The Sellers have no knowledge of any organizational effort currently being made or threatened by or on behalf of any labor union with respect to any of the employees of the Companies. During the past five (5) years, none of the Companies has experienced any strikes, work stoppages, grievance proceedings, claims of unfair labor practices filed or other significant labor difficulties of any nature.

             7.14.2 The Companies have all complied in all material respects with all laws relating to the employment of labor, including, without limitation, the Employee Retirement Income

Security Act of 1974, as amended ("ERISA"), and those laws relating to wages, hours, collective bargaining, unemployment insurance, workers' compensation, equal employment opportunity, sexual harassment and payment and withholding of taxes. More specifically, the Companies have substantially complied with and are not in default in any material respect under any laws, rules and regulations relating to employment of labor, including those relating to wages, hours, equal employment opportunities, sexual harassment, employment of protected minorities (including women and persons over 40 years of age), collective bargaining and the withholding and payment of taxes and contributions and have withheld all amounts required or agreed to be withheld from wages and salaries of its employees, and are not liable for any arrearage of wages or for any tax or penalty or failure to comply with the foregoing. There are no claims or complaints pending or, to the knowledge of the Seller, threatened against the Companies before any court or governmental agency and involving any alleged unlawful employment practices, whether or not relating to the laws described above. The Companies have not consented to any decree involving any claim of unfair labor practice and have not been held in any judicial proceeding to have committed any unfair labor practice and there are no material controversies pending or threatened between the Companies and any of its employees.

      7.15 Financial Statements. A copy of (i) the unaudited consolidated and consolidating balance sheet statements on income, retained earnings and changes in financial position of the Companies as of the fiscal years ended 1995 and 1996; and (ii) the audited consolidated balance sheet of the Companies as of the fiscal year ended 1997 (collectively the "Annual Statements") are attached hereto as Schedule 7.15. A copy of the unaudited consolidated and consolidating balance sheet of the Companies and the unaudited consolidated and consolidating statements of income and retained earnings and changes in financial position of the Companies for the three (3) month period ending March 31, 1997 and March 31, 1998 (the "Interim Statements"; and together with the Annual Statements, the "Financial Statements"), are attached hereto as Schedule 7.15. Except as noted therein, the Financial Statements fairly present the consolidated financial position of the Companies and their results of operations as of those dates in conformity with GAAP consistently applied for such period. The Companies have not acquired, either directly or indirectly, any other corporation, business or assets with respect to which there is not available financial information which would permit the Companies to comply with, and the Companies are presently able to comply with, all applicable regulations relating to the certification of financial statements in connection with a registration statement filed under the Securities Act.

      7.16 Liabilities. Except as set forth on SCHEDULE 7.16 of the Disclosure Schedules, in the Disclosure Schedule and the Financial Statements or elsewhere disclosed in this Agreement or any schedules made a part hereof, the Companies have no debts, obligations or liabilities of any kind or nature, either direct or indirect, absolute or contingent, matured or unmatured except for those incurred in the ordinary and regular course of business with an aggregate value not in excess of $40,000.

      7.17 Absence of Certain Changes or Events. Except as set forth in the Disclosure Schedule or except as otherwise contemplated by this Agreement, since March 31, 1998 there has not been (a) any damage, destruction or casualty loss to the physical properties of the Companies (whether covered by insurance or not in excess of $50,000); (b) any material change in the business, operations or financial condition of the Companies; (c) any entry into any transaction, commitment or agreement (including without limitation any borrowing or capital expenditure) material to any of the Companies' course of business; (d) any redemption or other acquisition by the Companies of the Companies' capital stock or any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property with respect to the Companies' capital stock; (e) any increase in the rate or terms of compensation payable or to become payable by the Companies to its directors, officers or employees or any increase in the rate or terms of any bonus, pension, insurance or other employee benefit plan, payment or arrangement made to, for or with any such directors, officers or key employees; (f) any change in or acceleration of sales, or reduction of aggregate administrative, marketing, advertising and promotional expenses or research expenditures other than in the ordinary course of business; (g) any sale, transfer or other disposition of any asset of the Companies to any party, including the Seller, except for payment of third-party obligations incurred in the ordinary course of business in accordance with the Companies' regular payment practices; (h) any termination or waiver of any rights of value to the business of the Companies; or (i) any failure by the Companies to pay their accounts payable or other obligations in the ordinary course of business consistent with past practices.

      7.18 Title to Properties. Except as set forth on the Disclosure Schedule, the Companies have good and marketable title to all of the assets and properties which they purport to own and which are reflected on the Financial Statements, free and clear of all Encumbrances, except for (a) liens for current taxes not yet due and payable or for taxes the validity of which is being contested in good faith by appropriate proceedings, and (b) Encumbrances which individually or in the aggregate do not materially and adversely affect the business, operations or financial condition of the Companies.

      7.19 Litigation. Except as set forth in SCHEDULE 7.19 of the Disclosure Schedule, none of the Companies is subject to any judgment, award, order, writ, injunction, arbitration decision or decree which could materially and adversely affect the conduct of any of their businesses, and there is no litigation, arbitration, administration or other proceeding or, to the best of the Sellers' knowledge, investigation pending or any basis for any person to assert a claim or, to the best of the Sellers' knowledge, threatened against the Companies or the Sellers in any federal, state or local court, or before any administrative agency or arbitrator, or before any other tribunal duly authorized to resolve disputes, which would reasonably be expected to have any adverse effect upon the business, property, assets or condition (financial or otherwise) of the Companies or which seeks to enjoin or prohibit, or otherwise questions the validity of, any action taken or to be taken pursuant to or in connection with this Agreement.

      7.20 Compliance With Laws. The Companies have not received any notice asserting any non-compliance by them in connection with their business or operation with any applicable statute, rule or regulation, whether federal, state or local. To the best of their knowledge, the Companies are not in default with respect to any judgment, order, injunction or decree of any court, administrative agency or other governmental authority or any other tribunal duly authorized to resolve disputes in any respect material to the transactions contemplated hereby. To the best of their knowledge, the

Companies are in compliance with all material laws, regulations and governmental orders applicable to the conduct of their business and operations and the present use of the assets does not violate any of such laws, regulations or orders.

      7.21 Insurance. All insurance policies with respect to the properties, assets, operations and business of the Companies (the "Insurance Policies") are in full force and effect. Except as set forth on SCHEDULE 7.21 of the Disclosure Schedule, there are no pending claims against the Insurance Policies by the Companies as to which the insurers have denied liability and with respect to which there is a reasonable likelihood of a settlement or determination adverse to the Companies. To the best of the Companies' and the Sellers' knowledge, there are no circumstances existing which would enable the insurers to avoid liability under the Insurance Policies, nor are there any other parties having an interest under the Insurance Policies. Except as set forth in SCHEDULE 7.21 of the Disclosure Schedule, (i) there exist no material claims under the Insurance Policies that have not been properly filed by the Companies; (ii) no insurance company has refused to renew any material insurance policy of the Companies during the past eighteen (18) months; and
(iii) there have been no material rate or premium increases or written notice of prospective changes therein on general liability, property or directors and officers liability Insurance Policies during the past eighteen (18) months. The Disclosure Schedule contains a list that includes all Insurance Policies.

      7.22 Payola/Plugola. Neither the Sellers nor any of the Companies has paid or agreed to pay any money, service or any valuable consideration, as defined in Sections 317 and 507 of the Communications Act of 1934, as amended, for the radio broadcast of any matter whatsoever.

      7.23 Affiliate Transactions. Except as set forth on SCHEDULE 7.23 hereof, none of the stockholders, officers or directors, or individuals related to any of them by blood or marriage, and none of its other employees, is currently a party (either directly or through any ownership, beneficial, contingent or other interest in an entity, business or enterprise of any kind) to any transaction with or involving the Companies or any assets used in the operation of the Business including, without limitation, any arrangement providing for:
(a) the furnishing of services by or to; (b) the rental of the sites on which the Real Property is located; (c) any loan or other indebtedness from or to; (d) the grant of any mortgage, security interest, pledge or other encumbrance from or to; or (e) otherwise requiring payments or other consideration (including a promise of forbearance) from or to, any such person.

      7.24 Accuracy of Information. No written statement made by the Sellers or the Companies herein contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein not misleading and there is no fact known to the Seller or the Companies which relates to this Agreement which the Seller or the Companies have not disclosed to the Buyer in writing which materially affects adversely the Companies. To the extent that a representation or other information is made to the Seller's knowledge or is otherwise qualified by its terms, this representation shall not be interpreted to expand such limitations or qualifications.


                                     ARTICLE 8
                              COVENANTS OF THE BUYER

      8.1 Closing. On the Closing Date, the Buyer shall: (i) purchase the Shares from Dichter and Itzler as provided in ARTICLES 1 and 2 hereof; (ii) purchase the Assets of Industries and assume the Assumed Liabilities' and (iii) shall deliver or cause to be delivered to the Sellers the Purchase Price as provided in ARTICLE 2 hereof.

      8.2 Notification. The Buyer shall notify the Sellers of any litigation, arbitration or administrative proceeding pending or, to its knowledge, threatened against the Buyer which challenges the transactions contemplated hereby or adversely affects the business or projects of the Buyer or Marquee.

      8.3 No Inconsistent Action. The Buyer shall not take any other action which is materially inconsistent with its obligations under this Agreement.

      8.4 Tax Filing. Buyer agrees on its own behalf and on behalf of Sports to file as part of their respective Federal Tax returns for their respective taxable years within which the contemplated stock for stock exchange took place, the information required by Regulation Section 1.368-3(a) of the Code.


                                   ARTICLE 9
                   COVENANTS OF THE SELLERS AND THE COMPANIES

      9.1 [DELETED PRIOR TO CLOSING]

      9.2 Notification. The Sellers and the Companies shall notify the Buyer of any material litigation, arbitration or administrative proceeding pending or, to their knowledge, threatened against the Sellers or the Companies which challenges the transactions contemplated hereby.

      9.3 No Inconsistent Action. The Sellers and the Companies shall take no action which is materially inconsistent with their obligations under this Agreement.

      9.4 Closing Covenant. On the Closing Date, the Sellers shall sell and deliver the Shares to the Buyer and Industries shall sell the Assets and assign the Assumed Liabilities as provided in ARTICLES 1 and 2 of this Agreement.

      9.5 No Shopping. From and after the date hereof until the termination of the Agreement in accordance with its terms, neither the Sellers or any representative or agent of the Sellers, nor the Companies, any officer, director, employee agent, or representative of the Companies, shall directly or indirectly solicit or knowingly encourage, including by way of furnishing information, the initiation of any inquiries or proposals regarding, or engage in any discussions or enter into any agreements regarding any merger, sale of shares of capital stock, sale of assets or similar business combination or transaction involving the Companies.

      9.6 Closing of the Companies Transfer Books. On the date hereof, the stock transfer books of the Companies shall be closed and no transfer of shares of the Companies shall thereafter be made.

      9.7    Registration Statement for Registering of Stock.

             9.7.1 Demand Rights. At the request of the holders of at least 50% of the Common Stock, Marquee, at its expense, hereby undertakes to file a Registration Statement under the Securities Act with the U.S. Securities and Exchange Commission (the "SEC") at any time following the first anniversary of the Closing Date, to register for resale, the Common Stock pursuant to brokerage transactions as defined in Rule 144 of the Securities Act of 1933, as amended (the "Securities Act") and shall use its best efforts to effect registration under the Securities Act of such shares, provided that, Marquee shall be required to effect no more than one such registration pursuant to this
Section 9.7.1. Any such registration statement shall remain in effect for not less than 12 months. Marquee shall notify the holders of said Common Stock of the disposition of said Marquee Registration Statement and, to the extent that the Registration Statement shall become effective, shall, at such time, issue replacement certificates for the Common Stock eliminating the portion of the legend which provides: "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933 OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT. FURTHERMORE,"

      9.7.2 Piggyback Registrations. At any time following the first anniversary of the date of the Closing, whenever Marquee proposes to register any of its common stock under the Securities Act in any secondary or combined primary and secondary offering in which any members of

Marquee's senior management participate as selling shareholders, Marquee will give timely written notice to Dichter and Itzler of its intentions to effect such a registration and will include in such registration all shares of Common Stock, at no cost to the holders, delivered pursuant to the terms hereof with respect to which Marquee has received written requests for inclusion therein within thirty (30) days after the receipt of Marquee's notice. Notwithstanding the foregoing, if the managing underwriter or underwriters of a proposed combined primary and secondary offering advise Marquee that the inclusion of all of the shares of Common Stock requested to be included in such offering would adversely affect the amount or price of the securities that could be sold by Marquee in such offering, then the shares of Common Stock and the securities offered by senior management of Marquee to be included in such offering shall be reduced, to the aggregate extent necessary to eliminate, on the advice of such underwriters, such adverse effect, pro rata, on the basis of the total number of shares originally intended to be included therein by the members of Marquee's senior management, on the one hand, and the Sellers, on the other hand.

      9.8 Use of Financial Statements. Prior to the Closing Date, the Sellers agree that they will (i) consent to the use of the audited financial statements in any registration statement or other document filed by Marquee (or any of its Subsidiaries) under the Securities Act or the Securities Exchange Act of 1934, as amended, and (ii) execute and deliver, and cause its partners and officers to execute and deliver, such "representation" letters as are customarily delivered in connection with audits and as Marquee's independent accountants may reasonably request.


                                    ARTICLE 10
                                  JOINT COVENANTS

      The Buyer, the Sellers and the Companies covenant and agree that between the date hereof and the Closing Date, they shall act in accordance with the following:

      10.1 Conditions. Except as otherwise provided in this Agreement, if any event should occur, either within or without the control of any party hereto, which would prevent fulfillment of the conditions upon the obligations of any party hereto to consummate the transactions contemplated by this Agreement, the parties hereto shall use their reasonable best efforts to cure the event as expeditiously as possible.

      10.2 Confidentiality. The Buyer, the Sellers and the Companies shall each keep confidential all information obtained by it or them with respect to the other in connection with this Agreement and the negotiations preceding this Agreement, and will use such information solely in connection with the transactions contemplated by this Agreement, and if the transactions contemplated hereby are not consummated for any reason, each shall return to the other, without retaining a copy thereof, any schedules, documents or other written information obtained from the other in connection with this Agreement and the transactions contemplated hereby or shall deliver an affidavit to the other party certifying the destruction of such information. Notwithstanding the foregoing, no party shall be required to keep confidential or return any information which (i) is known or available through other lawful sources, not bound by a confidentiality agreement with the disclosing party, (ii) is or becomes publicly known through no fault of the receiving party or its agents,
(iii) is required to be disclosed pursuant to an order or request of a judicial or governmental authority or because of the rules and regulations of the Securities and Exchange Commission (the "SEC") (provided the other parties are given reasonable prior notice), or (iv) is developed by the receiving party independently of the disclosure by the disclosing party. The Companies and the Sellers hereby acknowledge that the Buyer, by virtue of its ownership by Marquee, is a reporting person under the rules and regulations of the SEC and will be required, upon the execution of this Agreement, to disclose and file this Agreement with its regularly required SEC reports.

      10.3 Cooperation. The Buyer, the Sellers and the Companies shall cooperate fully with each other in taking any actions (other than the institution of legal proceedings against a third party), including actions to obtain the required consent of any governmental instrumentality or any third party necessary or helpful to accomplish the transactions contemplated by this Agreement; provided, however, that no party shall be required to take any action which would have a material adverse effect upon it or any affiliated entity.

      10.4 Consents to Assign. To the extent that any Contract is not capable of being sold, assigned, transferred, delivered or subleased without the waiver or consent of any third person (including a government or governmental unit), or if such sale, assignment, transfer, delivery or sublease or attempted sale, assignment, transfer, delivery of sublease would constitute a breach thereof or a violation of any law or regulation, this Agreement and any assignment executed pursuant hereto shall not constitute a sale, assignment, transfer, delivery or sublease or an attempted sale, assignment, transfer, delivery or sublease thereof. In those cases where consents, assignments, releases and/or waivers have not been obtained at or prior to the Closing Date to the transfer and assignment to the Buyer of the Contracts, this Agreement and any assignment executed pursuant hereto, to the extent permitted by law, shall constitute an equitable assignment by Sellers to the Buyer of all of Sellers' rights, benefits, title and interest in and to the Contracts, and where necessary or appropriate, the Buyer shall be deemed to be the Sellers' agent for the purpose of completing, fulfilling and discharging all of Sellers' rights and liabilities arising after the Closing Date under such Contracts. For the purposes hereof, such contracts shall be deemed to be "Assumed Obligations". Sellers shall use its reasonable efforts to provide the Buyer with the benefits of such Contracts (including, without limitation, permitting the Buyer to enforce any rights of Sellers arising under such Contracts), and the Buyer shall, to the extent the Buyer is provided with the benefits of such Contracts, assume, perform and in due course pay and discharge all debts, obligations and liabilities of Sellers under such Contracts.

      10.5 Bulk of Sales Laws. The Buyer hereby waives compliance by Industries with the provisions of the "bulk sales" or similar laws of any state. Sellers agree to indemnify the Buyer and hold it harmless against any and all claims, losses, damages, liabilities, costs and expenses incurred by the Buyer or any affiliate as a result of any failure to comply with any "bulk sales" or similar laws.

                                    ARTICLE 11
                        CONDITIONS OF CLOSING BY THE BUYER

      The obligations of the Buyer hereunder are, at its option, subject to satisfaction, at or prior to the Closing Date, of each of the following conditions:

      11.1 Representations Warranties and Covenants.

             11.1.1 All representations and warranties of the Companies and the Sellers made in this Agreement shall be true and complete in all material respects as of the date hereof and on and as of the Closing Date as if made on and as of that date.

             11.1.2 All of the terms, covenants and conditions to be complied with and performed by the Companies and the Sellers on or prior to Closing Date shall have been complied with or performed in all material respects.

             11.1.3 The Buyer shall have received a certificate, dated as of the Closing Date, executed by duly qualified officers of the Companies and by the Sellers, to the effect that each of their respective representations and warranties contained in this Agreement are true and complete in all material respects on and as of the Closing Date as if made on and as of that date, and that each has complied with or performed all terms, covenants and conditions to be complied with or performed by him or it in all material respects on or prior to the Closing Date.

      11.2 Financing Statements. Sellers shall have delivered to Buyer releases, if any, under the Uniform Commercial Code of any financing statements filed against any Assets in the jurisdiction in which the Assets are and have been located since such Assets were acquired by Sellers, except for informational filings made by equipment lessors on lease obligations being specifically assumed by Buyer as set forth in the Disclosure Schedule.

      11.3 Governmental Authorizations. The Companies shall be the holder of the material licenses, permits and other authorizations listed in the Disclosure Schedule, and there shall not have been any modification of any of such licenses, permits and other authorizations which has an adverse effect on the Companies or the conduct of their business and operations. No proceeding shall be pending which seeks or the effect of which reasonably could be to revoke, cancel, fail to renew, suspend or modify materially and adversely the material licenses, permits or other authorizations.

      11.4 Adverse Proceedings. No suit, action, claim or governmental proceeding shall be pending against, and no order, decree or judgment of any court, agency or other governmental authority shall have been rendered against, any party hereto which would render it unlawful, as of the Closing Date, to effect the transactions contemplated by this Agreement in accordance with its terms.

      11.5 Legal Opinion. The Companies and the Sellers shall have delivered to the Buyer a written opinion of their counsel, dated as of the Closing Date, substantially in the form attached hereto as Exhibit B.

      11.6 Delivery of Shares. On the Closing Date, the Buyer shall have received certificates representing the Shares duly endorsed in blank.

      11.7 Resignations. At the discretion of the Buyer, on the Closing Date, the Buyer shall have received the resignations of all of the officers and directors of Sports.

      11.8 Consents to Assignment. The Companies shall have delivered to the Buyer any third party consents necessary to ensure that the Buyer shall continue to be entitled to all of the Companies' uninterrupted rights, title and interests under all of the Contracts after the Closing.

      11.9 Employment Agreements. Dichter and Itzler shall have entered into employment agreements with the Buyer in the forms attached hereto as EXHIBIT D and EXHIBIT E.

      11.10. Delivery of Audits. The Sellers and the Companies shall have delivered to the Buyer the Audits contemplated by SECTION 9.1.10. The information contained in the Audits and the information contained in the Financial Statements shall not deviate in any material respects.


                                   ARTICLE 12
                      CONDITIONS OF CLOSING BY THE SELLERS

      The obligations of the Sellers hereunder are, at their option, subject to satisfaction, at or prior to the Closing Date, of each of the following conditions:

      12.1 Representations, Warranties and Covenants.

             12.1.1 All representations and warranties of the Buyer and Marquee shall be true and complete in all material respects as of the date hereof and on and as of the Closing Date as if made on and as of that date.

             12.1.2 All the terms, covenants and conditions to be complied with and performed by the Buyer and Marquee on or prior to the Closing Date shall have been complied with or performed in all material respects.

             12.1.3 The Sellers shall have received a certificate, dated as of the Closing Date, executed by duly qualified officers of the Buyer and Marquee, to the effect that the representations and warranties of the Buyer and Marquee contained in this Agreement are true and complete in all material respects on and as of the Closing Date as if made on and as of that date, and that the Buyer and Marquee have complied with or performed all terms, covenants and conditions to be complied with or performed by it in all material respects on or prior to the Closing Date.

      12.2 [Deleted prior to execution.]

      12.3 Adverse Proceedings. No suit, action, claim or governmental proceeding shall be pending against, and no other, decree or judgment of any court, agency or other governmental authority shall have been rendered against any party hereto which would render it unlawful, as of the Closing Date, to effect the transactions contemplated by this Agreement in accordance with its terms.

      12.4 Legal Opinion. The Buyer shall have delivered to the Sellers an opinion of its corporate counsel, dated as of the Closing Date, substantially in the form attached hereto as EXHIBIT A.

      12.5 Employment Agreements. The Buyer shall have entered into Employment Agreements with each of Dichter and Itzler in the forms attached hereto as Exhibit D and Exhibit E respectively.

      12.6 Payment of Purchase Price. The Buyer shall have delivered or caused to be delivered to the Sellers the Purchase Price in accordance with the terms of ARTICLE 2 hereof.


                                    ARTICLE 13
                         TRANSFER TAXES; FEES AND EXPENSES

      13.1 Expenses. Except as set forth in SECTION 13.2 hereof, each party hereto shall be solely responsible for all costs and expense incurred by it in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement.

      13.2 Transfer Taxes and Similar Charges. All governmental costs of transferring the Shares in accordance with this Agreement, including recordation, transfer and documentary taxes and fees, and any excise, sales or use taxes, shall be borne equally by the Buyer and the Sellers.

                                    ARTICLE 14
                            COMMISSIONS OR FINDER'S FEE

      14.1 The Buyer's and Marquee's Representation and Agreement to Indemnify. The Buyer and Marquee represent and warrant to the Sellers that neither they nor any person or entity acting on their behalf has agreed to pay a commission, finder's fee or similar payment in connection with this Agreement or any matter related hereto to any person or entity. The Buyer and Marquee further agree to indemnify, defend and hold the Sellers harmless from and against any and all claims, losses, liabilities and expenses (including reasonable attorney's fees) arising out of a claim by any person or entity based on any such arrangement or agreement made or alleged to have been made by the Buyer or Marquee.

      14.2 The Sellers' and Companies' Representation and Agreement to Indemnify. The Sellers and the Companies, jointly and severally, represent and warrant to the Buyer that neither they nor any person or entity acting on their behalf has agreed to pay a commission, finder's fee or similar payment in connection with this Agreement or any matter related hereto to any person or entity. The Sellers and the Companies further agree to jointly and severally indemnify, defend and hold the Buyer harmless from and against any and all claims, losses, liabilities and expenses (including reasonable attorney's fees) arising out of a claim by any person or entity based on any such arrangement or agreement made or alleged to have been made by the Sellers or the Companies.

                                    ARTICLE 15
                       DOCUMENTS TO BE DELIVERED AT CLOSING

      15.1 The Sellers' Documents. At the Closing, the Sellers shall, or shall cause the Companies to, deliver or cause to be delivered to the Buyer the following:

            15.1.1 Certified resolutions of the Board of Directors of Industries approving the execution and delivery of this Agreement and each of the other documents and authorizing the consummation of the transactions contemplated hereby and thereby;

            15.1.2 Certificates, dated the Closing Date, by the Companies and the Sellers in the form described in Section 11.1.3 above;

            15.1.3 Articles of Incorporation and Bylaws of the Companies certified by each of the Companies' secretary's as of the Closing Date;

            15.1.4 The opinion letters, dated the Closing Date, referenced in
Section 11.5;

            15.1.5 Certificates evidencing the Shares;

            15.1.6 Governmental certificates showing that the Companies are duly incorporated and in good standing under the laws of New York and any other states in which they are required to qualify as a foreign corporation, dated not more than forty-five (45) calendar days before the Closing Date;

            15.1.7 Such additional information and material as the Buyer shall have requested in a timely manner in writing and which is reasonably necessary for the Closing.

            15.1.8 Any consents required pursuant to SECTION 11.8 hereof.

            15.1.9 All stock books and records and, minute books of Sports and all files and records pertaining to the business and operations of the Companies as elsewhere provided for in this Agreement.

            15.1.10 Bill of Sale, assignments and other good and sufficient instruments of conveyance, transfer and assignment, all in form and substance reasonably satisfactory to counsel for Buyer, as shall be effective to vest in Buyer or its permitted assignees, good and marketable title in and to the Assets transferred pursuant to this Agreement in accordance with the terms of this Assignment.

            15.1.11 An assignment and assumption and hold harmless agreement or agreements reasonably satisfactory in from and substance to counsel to Buyer and the Sellers effecting the assumption of the Contracts, Real Estate Contracts, Assumed Liabilities and Assumed Obligations.

      15.2 The Buyer's Documents. At the Closing, the Buyer shall deliver or cause to be delivered to the Sellers the following:

            15.2.1 The Purchase Price and the Common Stock in accordance with
SECTION 2.2 hereof.

            15.2.2 A certificate, dated the Closing Date, by the Buyer and Marquee in the form described in Section 12.1.3 above.

            15.2.3 The opinions of the Buyer's and Marquee's corporate counsel, dated the Closing Date, to the effect set forth in Section 12.4.

            15.2.4 Governmental certificates showing that the Buyer and Marquee are duly incorporated and in good standing in the State of Delaware and that the Buyer and Marquee are qualified as foreign corporations in the State of New York, dated not more than forty-five (45) calendar days before the Closing Date.

            15.2.5 Certified resolutions of the Board of Directors of the Buyer and Marquee approving the execution and delivery of this Agreement and each of the other documents and agreements referred to herein and authorizing the consummation of the transactions contemplated hereby and thereby; and

            15.2.6 The employment agreements as set forth in SECTION 11.9 hereof.

            15.2.7 Such additional information and material as the Seller shall have requested in a timely manner in writing and which is reasonably necessary for the Closing.


                                    ARTICLE 16
                                  INDEMNIFICATION

      16.1 The Sellers' Indemnities. The Sellers hereby indemnify, defend and hold the Buyer harmless with respect to any and all demands, claims, actions, suits, proceedings, assessments, judgments, costs, losses, damages, liabilities and expenses (including, without limitation, reasonable attorneys' fees) asserted against, resulting from, imposed upon or incurred by the Buyer directly or indirectly relating to or arising out of; (a) the inaccuracy of any representation or warranty, or the breach of any covenant or agreement, contained herein or in any instrument or certificate delivered pursuant to this Agreement; and (b)all of the business and operations of the Companies through the Closing except as permitted by this Agreement or assumed by the Buyer herein. Fifty percent 50% of the Common Stock delivered pursuant to the terms hereof shall serve as security for, and the Buyer shall have the right to offset against, the Sellers' indemnification obligations contained herein. Buyer shall have similar offset rights against any payments due the Sellers pursuant to Section 2.3 hereof.

      16.2 The Buyer's Indemnities. The Buyer and Marquee hereby jointly and severally indemnify, defend and hold the Sellers harmless with respect to any and all demands, claims, actions, suits, proceedings, assessments,judgments, costs, losses, damages, liabilities and expenses (including, without limitation, reasonable attorneys' fees) asserted against, resulting from, imposed upon or incurred by the Sellers directly or indirectly relating to or arising out of: (a) the inaccuracy of any representation or warranty, or the breach of any covenant or agreement, contained herein or in any instrument or certificate delivered pursuant hereto; (b) the operation of Sports or use of the Assets from and after the Closing Date; and (c) the Assumed Obligations and the Assumed Liabilities.

      16.3 Rights. The Buyer and the Sellers agree that the rights of indemnification provided in this ARTICLE 16 are exclusive of and in addition to any and all other such rights of the Buyer and the Seller hereunder.

      16.4 Survival of Representations and Warranties. Other than the representations and warranties contained in SECTION 7.7 hereof which shall be governed by such Section, the representations and warranties contained herein shall survive the Closing for a period of twenty-four (24) months (the "Claims Period") following the Closing Date, and upon the expiration of such period shall lapse and be of no further effect. Notwithstanding the foregoing, Buyer's and Marquee's indemnities with respect to Assumed Obligations and Assumed Liabilities shall survive for the term of any such Assumed Obligations or Assumed Liabilities. Subject to Section 16.5 hereof, the Buyer shall have the right to offset against any payments set forth in SECTION 2.3, any sums which the Sellers shall become obligated to pay to the Buyer pursuant to a claim made under Section 16.1 hereof, or any other provision of this Agreement during the Claims Period. Prior to the exercise of the right of offset described herein, the Buyer shall first notify the Sellers in written detail of its intended exercise of such right. Upon receipt of such notification, the Sellers shall have thirty (30) calendar days to cure any related claim before the Buyer shall have the right to exercise the offset.

      16.5 Limitation on Indemnity. Notwithstanding anything to the contrary contained in this Agreement, and subject to the proviso set forth in this
Section 16.5, neither the Buyer nor the Sellers shall have any liability or obligation to the other for breach of any representation, warranty, covenant or agreement of such other party made in this Agreement except to the extent that the aggregate of all claims by such other party for such breaches exceed Forty Thousand Dollars ($40,000) (the "Threshold Amount") in the aggregate, in which event the party so liable shall then be liable for all claims for any such breaches, excluding the sums constituting the Threshold Amount. Notwithstanding the foregoing, such liability of the Sellers collectively on the one hand and the liability of Marquee and the Buyer collectively on the other hand shall be limited to the amount of any cash consideration paid hereunder.

      16.6  Procedures.

             16.6.1 Promptly after the receipt by any party (the "Indemnified Party") of notice of (A) any claim or (B) the commencement of any action or proceeding which may entitle such party to indemnification under this Section, such party shall give the other party (the "Indemnifying Party") written notice of such claim or the commencement of such action or proceeding and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting from such claim. The failure to give the Indemnifying Party timely notice under this clause shall not preclude the Indemnified Party from seeking indemnification from the Indemnifying Party unless such failure has materially prejudiced the Indemnifying Party's ability to defend the claim or litigation.

             16.6.2 If Indemnifying Party assumes the defense of any such claim or litigation resulting therefrom with counsel reasonably acceptable to Indemnified Party, the obligations of the Indemnifying Party as to such claim shall be limited to taking all steps reasonably necessary in the defense or settlement of such claim or litigation resulting therefrom and to holding the Indemnified Party harmless from and against any losses, damages and liabilities caused by or arising out of any settlement approved by the Indemnifying Party or any judgment in connection with such claim or litigation resulting therefrom; however, the Indemnified Party may participate, at its or his expense, in the defense of such claim or litigation provided that the Indemnifying Party shall direct and control the defense of such claim or litigation. The Indemnified Party shall cooperate and make available all books and records reasonably necessary and useful in connection with the defense. The Indemnifying Party shall not, in the defense of such claim or any litigation resulting therefrom, consent to entry of any judgment, except with the written consent of the Indemnified Party, or enter into any settlement, except with the written consent of the Indemnified Party, which if the same does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such claim or litigation.

             16.6.3 If the Indemnifying Party shall not assume the defense of any such claim or litigation resulting therefrom or fails to notify the Indemnified Party of its intention to assume the defense of any such claim within ten (10) business days of receipt of such claim by the Indemnifying Party, the Indemnified Party may, but shall have no obligation to, defend against such claim or litigation in such manner as it may deem appropriate, and the Indemnified Party may compromise or settle such claim or litigation without the Indemnifying Party's consent. The Indemnifying Party shall promptly reimburse the Indemnified Party for the amount of all reasonable expenses, legal or otherwise, incurred by the Indemnified Party in connection with the defense against or settlement of such claim or litigation. If no settlement of the claim or litigation is made, the Indemnifying Party shall promptly reimburse the Indemnified Party for the amount of any judgment rendered with respect to such claim or in such litigation and of all reasonable expenses, legal or otherwise, incurred by the Indemnified Party in the defense against such claim or litigation.


                                    ARTICLE 17
                                TERMINATION RIGHTS

      17.1 Termination. This Agreement may be terminated by either the Buyer or the Sellers, if the party seeking to terminate is not in material default or breach of this Agreement, upon written notice to the other upon the occurrence of any of the following:

                   (a) if on or prior to the Closing Date, the other party defaults in any respect in the observance or in the due and timely performance of any of its covenants or agreements herein contained and such default shall not be cured within thirty (30) calendar days of the date of written notice of default served by the party claiming such material default; or

                   (b) if there shall be in effect any judgment, final decree or order that would prevent or make unlawful the Closing of this Agreement; or

                   (c) as provided in Section 18.2 or any other Section of this Agreement which specifically provides for termination.

      17.2 Liability. The termination of this Agreement under SECTION 17.1 shall not relieve any party of any liability for breach of this Agreement prior to the date of termination.


                                    ARTICLE 18
                                 OTHER PROVISIONS

      18.1 Liquidated Damages. In the event that the Sellers terminate this Agreement in accordance with Section 17.1(a) above, the Sellers shall be entitled to retain as liquidated damages any amounts loaned to the Sellers and/or Sports by Marquee or the Buyer. In such circumstance, Marquee shall return to the Sellers and/or Sports any notes, guarantees or stock pledges executed in connection with any such advances.

      18.2 Specific Performance. In the event of a material breach by the Companies or the Sellers of their respective representations and obligations hereunder, not cured within thirty (30) calendar days after written notice to that effect from the Buyer, the Buyer shall have the right to bring an action to enforce the terms of this Agreement by decree of specific performance without being required to prove actual damages, post bond or furnish other security, it being agreed that the property to be transferred hereunder is unique and not readily available in the open market, and the

Sellers thereby further agree to waive any and all defenses against any such action for specific performance based on the grounds that there is an adequate remedy for money damages available.

      18.3 Further Assurances. After the Closing, the Sellers shall from time to time, at the request of and without further cost or expense to the Buyer, execute and deliver such other instruments of conveyance and transfer and take such other actions as may reasonably be requested in order to more effectively consummate the transactions contemplated hereby to vest in the Buyer good and marketable title to the Assets and the Shares being transferred hereunder, and the Buyer shall from time to time, at the request of and without further cost or expense to the Sellers, execute and deliver such other instruments and take such other actions as may reasonably be requested in order to more effectively relieve the Sellers of any obligations being assumed by the Buyer hereunder.

      18.4 Benefit and Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may voluntarily or involuntarily assign its interest under this Agreement without the prior written consent of the other party, except for any assignment by the Buyer to an affiliate of the Buyer in which case such assignee, Marquee and the Buyer shall remain fully obligated,jointly and severally, under this Agreement as an assignor.

      18.5 Entire Agreement. This Agreement, the Disclosure Schedule and the Exhibits hereto embody the entire agreement and understanding of the parties hereto and supersede any and all prior agreements, arrangements and understandings relating to the matters provided for herein. In the event of a conflict between the terms of this Agreement and any other agreement executed in connection herewith, the terms of this Agreement shall prevail. No amendment, waiver of compliance with any provision or condition hereof or consent pursuant to this Agreement shall be effective unless evidenced by an instrument in writing signed by the party against whom enforcement of any waiver, amendment, change, extension or discharge is sought.

      18.6 Headings. The headings set forth in this Agreement are for convenience only and will not control or affect the meaning or construction of the provisions of this Agreement.

      18.7 Governing Law. The construction and performance of this Agreement shall be governed by the laws of the State of New York without giving effect to the choice of law provisions thereof.

      18.8 Notices. Any notice, demand or request required or permitted to be given under the provisions of this Agreement shall be in writing and shall be deemed to have been duly delivered and received on the date of personal delivery or on the date of receipt, if mailed by registered or certified mail, postage prepaid and return receipt requested, or on the date of a stamped receipt, if sent by an overnight delivery service, or on the date of written confirmation of delivery by facsimile or facsimile transmission, and shall be addressed to the following addresses, or to such other address as any party may request, in the case of the Sellers, by notifying the Buyer, and in the case of the Buyer, by notifying the Sellers:

             To the Companies and the Sellers:
                   Alphabet City Sports
                   304 Park Avenue South, Ste. 208
                   New York, New York 10010
                   Attn: Ken Dichter
                   Attn: Jesse Itzler
                   Facsimile #: (212) 780-9104

             With a Copy to:
                   Mike Nadler
                   Uncyk, Borenkind & Nadler
                   114 West 47th Street
                   22nd Floor
                   New York, New York 10036
                   Facsimile #: 212-768-4469

             With a Copy to:
                   Elliot Goldman
                   Elliot Goldman Group

                   200 West 57th Street
                   Suite 1301
                   New York, New York 10019
                   Facsimile #: 212-247-2902

             To the Buyer:
                   The Marquee Group
                   888 Seventh Avenue, 37th Floor
                   New York, New York 10019
                   Attention:Robert Gutkowski
                   Facsimile #: (212) 977-4625

             With a Copy to:
                   The Sillerman Companies
                   650 Madison Avenue
                   New York, NY 10022
                   Attention: Kraig G. Fox
                   Facsimile #: (212) 486-4840

      18.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

      18.10 Arbitration. Any dispute between the Buyer and the Sellers over any of the terms or conditions of this Agreement shall be submitted to the American Arbitration Association in the City of New York, State of New York for arbitration under its then prevailing rules, the arbitrator(s) to be selected as follows: Each of the parties hereto shall by written notice to the other have the right to appoint one arbitrator. If, within thirty (30) days following the giving of such notice by one party, the other shall not, by written notice, appoint another arbitrator, the first arbitrator shall be the sole arbitrator. If two arbitrators are so appointed, they shall appoint a third arbitrator. If thirty (30) days elapse after the appointment of the second arbitrator and the two arbitrators are unable to agree upon the third arbitrator, then either party may, in writing, request the American Arbitration Association to appoint the third arbitrator. The award made in the arbitration shall be binding and conclusive on the parties and judgment may be, but need not be, entered in any court having jurisdiction. Such award shall include the fixing of the costs, expenses and reasonable attorney's fees of arbitration, which shall be borne by the unsuccessful party.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

THE SELLERS

ALPHABET CITY SPORTS RECORDS, INC.    MARQUEE RECORDS, INC.

By: /s/ Ken Dichter                   By: /s/ Robert M. Gutkowski
   -------------------------------       --------------------------------------
    Name:  KEN DICHTER.                   Robert M. Gutkowski
    Title: SEC.                           President and Chief Executive Officer



ALPHABET CITY INDUSTRIES, INC.        THE MARQUEE GROUP, INC.

By: /s/ Ken Dichter                   By: /s/ Robert M. Gutkowski
   -------------------------------       --------------------------------------
    Name:  KEN DICHTER.                   Robert M. Gutkowski
    Title: SEC.                           President and Chief Executive Officer


    /s/ Ken Dichter
----------------------------------
    Ken Dichter

By: /s/ Jesse Itzler
----------------------------------
    Jesse Itzler